Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State/Jurisdiction of Incorporation/Organization

Arlington Park Racecourse, LLC	Illinois

Arlington OTB Corp.	Delaware

Quad City Downs, Inc.	Iowa

Calder Race Course, Inc., d/b/a Calder Casino and Race Course	Florida

Tropical Park, LLC	Florida

Churchill Downs Louisiana Horseracing Company, LLC d/b/a Fair Grounds Race Course & Slots	Louisiana

Churchill Downs Louisiana Video Poker Company, LLC	Louisiana

Video Services, LLC	Louisiana

Churchill Downs Technology Initiatives Company d/b/a Bloodstock Research Information Services and TwinSpires.com	Delaware

Churchill Downs Management Company, LLC	Kentucky

HCRH, LLC	Delaware

Magnolia Hill, LLC d/b/a Riverwalk Casino Hotel, LLC	Delaware

SW Gaming, LLC d/b/a Harlow's Casino Resort & Spa	Mississippi

United Tote Company	Montana

United Tote Canada, Inc.	Ontario

Churchill Downs Racetrack, LLC	Kentucky

Velocity Wagering HC, LLC	Delaware

Velocity Wagering Services Limited	Isle of Man

MVGR, LLC	Delaware

Miami Valley Gaming & Racing, LLC	Delaware

Bluff Holdings Georgia, Inc.	Georgia

Bluff Holding Company, LLC	Delaware

Churchill Downs Interactive Gaming, LLC	Delaware

BB Development, LLC d/b/a Oxford Casino	Maine

Big Fish Games, Inc.	Washington

BFG Holding LLC	Washington

3 Minute Games LLC	Washington

Big Fish Games Ireland Limited	Ireland

Big Fish Games Canada, Inc.	Canada

Big Fish Games do Brasil Participações Ltda.	Brazil

Big Fish Games Luxembourg S.à.r.l	Luxembourg

Slots, Slot Machines and Slots Tournaments LLC	Washington

Launchpad Games LLC	Washington

CDTC, LLC	Nevada

Tracknet, L.L.C	Kentucky

Youbet.com, LLC	Delaware